Contact: Investor Relations SourceForge, Inc. (650) 694-2100 ir@corp.sourceforge.com

SOURCEFORGE APPOINTS SUZANNE PRESENT
TO BOARD OF DIRECTORS

Finance Veteran Joins Board of Directors As SourceForge Continues to Strengthen Operations

MOUNTAIN VIEW, CA — September 24, 2008 — SourceForge, Inc. (Nasdaq: LNUX), the leader in IT community-driven media and e-commerce, today announced that Suzanne Present has joined the company’s Board of Directors effective September 22, 2008. Ms. Present brings almost 25 years of experience in finance.

“We’re excited to have Ms. Present on the Board. She brings an impressive background, the kind of sharp eye and steady hand that will fit in well,” said Robert M. Neumeister, Jr., interim president and chief executive officer of SourceForge.

Ms. Present is a Principal of Gladwyne Partners, LLC, a private partnership fund manager. Prior to co-founding Gladwyne in 1998, Ms. Present was a Vice President in the mergers and acquisitions department of Lazard Frères & Co. Ms. Present joined Lazard Frères & Co. in 1984 as a securities analyst. Ms. Present currently serves on the boards of directors of Kalypsys, Inc., a privately-held drug discovery company; The Electric Sheep Company, Inc., a privately-held developer of content and technologies for virtual worlds; and Anshe Chung Studios, Limited, a privately-held Chinese-based developer of content for virtual worlds.

“I’ve paid attention to SourceForge for many years. The company has an excellent executive team, a well-known brand name, and strong resources,” said Present. “It’s an exciting opportunity and an exciting time to join the SourceForge Board.”

About SourceForge, Inc.

SourceForge’s media and e-commerce web sites connect millions of influential technology professionals and enthusiasts each day. Combining user-developed content, online marketplaces and e-commerce, SourceForge is the global technology community’s nexus for information exchange, goods for geeks, and open source software distribution and services. SourceForge’s network of web sites serves 33 million unique visitors each month* and includes: SourceForge.net, Slashdot, ThinkGeek, Linux.com, and freshmeat.net. For more information or to view the media kit online, visit www.sourceforge.com. (*Source: Google Analytics and Omniture, July 2008.)

SourceForge, SourceForge.net, Slashdot, freshmeat, and ThinkGeek are registered trademarks of SourceForge, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

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